EXHIBIT 99.1

Ryan Gumm Named Pinnacle Airlines Corp. COO

Memphis, Tenn. (Feb. 4, 2013) – Pinnacle Airlines Corp. (OTC: PNCLQ) has named Ryan Gumm as senior vice president and chief operating officer, effective Feb. 5, 2013. Upon the Company’s emergence from bankruptcy, Gumm will become president and chief executive officer, and John Spanjers will retire.

“We’re excited to welcome Ryan to the executive leadership team,” said Pinnacle Airlines President and CEO John Spanjers. “He brings vast experience in airline operations and will take on a central role in Pinnacle’s providing safe and reliable services to its customers.”

Gumm was previously executive vice president and chief operating officer of Delta Private Jets. Prior to that, he was president of Comair. He also served in leadership positions at Freedom Airlines and Mesa Airlines. Gumm earned a Bachelor of Science degree in Professional Aeronautics from Embry-Riddle Aeronautical University. He holds an Airline Transport Pilot Certificate, a type rating on the EMB-145 regional jet and a Commercial Flight Instructor Certificate.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (OTC: PNCLQ), an airline holding company with 5,100 employees, is the parent company of Pinnacle Airlines, Inc. Flying as Delta Connection, Pinnacle Airlines, Inc. operates 191 regional jets on 1,000 daily flights to more than 100 cities in the United States and Canada.  Corporate offices are located in Memphis, Tenn., and hub operations are located in Atlanta, Cincinnati, Detroit, Memphis, Minneapolis and New York. Visit www.pncl.com for more information.

Media:
Joe Williams
Pinnacle Airlines Corp.
901-346-6162
mediarelations@pncl.com

Investors:
Ron Kay
901-344-5705
investorrelations@pncl.com